                             DISTRIBUTION AGREEMENT

                                     Between

                           VALUE LINE VALUE FUND,INC.

                                       and

                           VALUE LINE SECURITIES, INC.

                                                                 , 2004

Value Line Securities, Inc.
220 East 42nd Street
New York, N.Y.  10017

Dear Sirs:

         VALUE LINE VALUE FUND, INC. (the "Fund"), a Maryland corporation, is registered as an Investment Company under the Investment Company Act of 1940 and has registered an indefinite number of shares of common stock under the
Securities Act of 1933, to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Prospectus included in such Registration Statement as it may be amended from time to time.

         In this connection, the Fund desires that Value Line Securities, Inc.
("VLS") act as principal underwriter and distributor of the Fund for the sale and distribution of shares which have been registered as described above and any additional shares which may become registered during the term of this Agreement.
VLS has advised the Fund that it is willing to act as distributor, and it is, accordingly, agreed between us as follows:

         1. The Fund hereby appoints VLS distributor for the sale of the Fund's shares, pursuant to the aforesaid continuous public offering in connection with any sales made to Fund investors in any states and/or jurisdictions in which VLS is or shall from time to time become qualified as a broker/dealer, or through securities dealers with whom VLS has entered into sales agreements.

         2. VLS hereby accepts such appointment and agrees to use its best efforts to sell such shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, VLS will suspend such efforts. The Fund may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that VLS does not undertake to sell all or any specific number of shares of the Fund.

         3. The shares shall be sold by VLS at net asset value as determined in the Fund's Prospectus effective at the time of sale. Shares may be sold directly to prospective purchasers or through securities dealers who have entered into sales agreement with VLS.

However, in no event will shares be issued prior to the receipt by the Fund of full payment for such shares.

         4. VLS agrees that the Fund shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration which VLS may receive in connection with a rejected purchase order will be returned promptly.
In the event that any cancellation of a share purchase order, cancellation of a redemption order or error in the timing of the acceptance of purchase or redemption orders shall result in a gain or loss due to VLS negligence, VLS agrees promptly to reimburse the Fund for any amount by which losses shall exceed gains so arising; to retain any net gains so arising for application against losses so arising in future periods and, on the termination of this
Agreement, to pay over to the Fund the amount of any such net gains which may have accumulated. The Fund shall register or cause to be registered all shares sold by VLS pursuant to the provisions hereof in such name or names and amounts as VLS may request from time to time, and the Fund shall issue or cause to be issued certificates evidencing such shares for delivery to VLS or pursuant to its direction if, and to the extent that, the shareholder requests issuance of such share certificate.

         5. The Fund has delivered to VLS a copy of the Fund's initial
Prospectus dated as of the effective date of its Registration Statement pursuant to the Securities Act of 1933. The Fund agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities
Act of 1933. The Fund further agrees to prepare and file any amendments to its
Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act of 1933.

         6. The Fund is registered under the Investment Company Act of 1940 as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of said Act.

         7. VLS agrees:

            (a) That neither it nor any of its officers will take any short position in the shares of the Fund.

            (b) To furnish to the Fund any pertinent information required to be included with respect to VLS as distributor within the meaning of the Securities
Act of 1933 in any reports or registration required to be filed with any governmental authority.

            (c) VLS will not give any information or make any representations other than as contained in the Registration Statement or Prospectus filed under the Securities Act of 1933, as in effect from time to time, or in any supplemental sales literature authorized by the Fund for use in connection with the sale of shares.

         8. VLS shall pay all usual expenses of distribution,

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including advertising and the costs of printing and mailing of Prospectuses, other than those furnished to existing shareholders.

         9. This Agreement will continue in effect for a period of two years and shall continue in effect from year to year thereafter provided:

            (a) Such continuation shall be specifically approved at least annually by the Board of Directors, including the vote of majority of the
Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such persons cast in person at a meeting called for the purpose of voting on such approval or by vote of the holders of a majority of the outstanding voting securities of the
Fund and by such vote of the Board of Directors.

            (b) VLS shall notify the Fund in writing at least sixty days prior to the termination date that VLS shall not desire such continuation.

            (c) The Fund shall have notified VLS in writing at least sixty days prior to the termination date that the Fund does not desire VLS'
continuation.

         10. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon its assignment.

         If the foregoing is in accordance with your understanding, kindly so indicate by signing in the space provided below.

                                VALUE LINE VALUE FUND, INC.

                                     By:
                                        --------------------------

Accepted:

Value Line Securities, Inc.

-------------------------------

(DISTRIBUTIOM AGR VALUE FUND)

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